UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2008

ROYALITE PETROLEUM COMPANY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-26729	88-0427619
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2580 Anthem Village Drive,
Suite 112
Henderson, NV	89052
(Address of principal executive	(Zip Code)
offices)

Registrant's telephone number, including area code        (360) 201-0400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Sale of Non-Core Business (Worldbid Subsidiary)

On June 5, 2008, Royalite Petroleum Company Inc. (the “Company”) entered into a Share Purchase Agreement with Marktech Acquisition Corp. (“Marktech”) and Worldbid International Inc. (“Worldbid”). Under the terms of the Share Purchase Agreement, the Company agreed to sell all of the shares of Worldbid, its internet business subsidiary, and all Worldbid related business assets to Marktech in consideration of $50,000 and the assumption of approximately $93,000 in liabilities. The cash portion of the purchase price shall be payable as to $25,000 on closing and $25,000 thirty days from closing. As additional consideration, the Company agreed to assign to Marktech its right and interest in the intercompany loan between the Company and Worldbid. In addition, Marktech will indemnify the Company from any liabilities or damages arising out of the liabilities of Worldbid and the liabilities assumed by Marktech. The Company anticipates that the closing of the transaction will occur on June 30, 2008. The Company is disposing of the subsidiary in order to concentrate its efforts on its core oil and gas business.

A copy of the Share Purchase Agreement is attached as an exhibit and incorporated herein by reference to this Current Report on Form 8-K.

ITEM 7.01        REGULATION FD DISCLOSURE.

Increase to Private Placement Financing

The Company’s private placement previously announced on March 31, 2008 has been oversubscribed. The directors of the Company have approved an increase of up to 5% in the number of shares that may be sold under the private placement to meet over-subscriptions. Accordingly, up to 8,400,000 shares may be issued under the private placement. The Company has received proceeds of $2,015,000 to date. Closing of the private placement is expected to take place within one week following receipt of documentation in transit. The proceeds of the private placement will be used to conduct exploration work on the Company’s oil and gas properties and for general working capital purposes.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Airport Lease Update

Since acquiring the Airport Lease located in Matagorda County, Texas in April, 2008, the Company has now acquired additional ground in the area of interest totaling approximately 1,200 acres and expects to acquire an additional 3,000 acres bringing the total acreage in the area of interest to 5,700 acres.

The Company has made all payments required under the Airport Lease Agreement to date and, with the proceeds of the private placement, has sufficient funds on hand to make the balance of the payments required.

The Company has also completed an environmental study for a 16,800 foot well to be drilled on its Airport Lease. The proposed well, which is subject to the Company obtaining additional financing, will be located approximately 3,000 feet from the Harold Hunt #1 Well. The Company believes that the proposed well will be on trend with the Harold Hunt #1 Well that had encountered several gas and condensate pay zones from 6,000 feet to 16,600 feet deep and has been producing since 1984. The Company has engaged a consulting group to assist it in preparing a drilling program for the proposed well and to negotiate a drilling contract with a drilling company. In addition, the Company is currently in negotiations to obtain a 3D seismic survey over its property.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS.

(d)        Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Share Purchase Agreement dated for reference June 5, 2008 among the Company, Worldbid International Inc. and Marktech Acquisition Corp.

99.1	Press Release dated June 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALITE PETROLEUM COMPANY INC.
Date: June 6, 2008
	By:	/s/ Logan B. Anderson

LOGAN B. ANDERSON
President, Secretary and Treasurer